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As filed with the Securities and Exchange Commission on May 23, 2016.

Registration No. 333-210683

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 5
            to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MIDLAND STATES BANCORP, INC.

(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	37-1233196 (I.R.S. Employer Identification No.)

1201 Network Centre Drive
Effingham, Illinois 62401
(217) 342-7321
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jeffrey G. Ludwig
Executive Vice President and Chief Financial Officer
Midland States Bancorp, Inc.
1201 Network Centre Drive
Effingham, Illinois 62401
(217) 342-7321
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
Dennis R. Wendte Bill Fay Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 West Madison Street Chicago, Illinois 60606 (312) 984-3100	Douglas J. Tucker Senior Vice President and Corporate Counsel Midland States Bancorp, Inc. 1201 Network Centre Drive Effingham, Illinois 62401 (217) 342-7321	Jennifer D. King Vedder Price P.C. 222 North LaSalle Street Chicago, Illinois 60601 (312) 609-7500

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Pre-Effective Amendment No. 5 to the Registration Statement on Form S-1 of Midland States Bancorp, Inc. is being filed for the sole purpose of re-filing Exhibit 5.1 hereto.

 PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth all costs and expenses, other than underwriting discounts and commissions, in connection with the sale of shares of our common stock being registered, all of which will be paid by us. All amounts shown are estimates, except for the SEC registration fee, the FINRA filing fee and the NASDAQ listing fee.

Amount
SEC registration fee	$12,085
FINRA filing fee	18,501
NASDAQ listing fee	25,000
Legal fees and expenses	800,000
Accounting fees and expenses	790,000
Printing fees and expenses	350,000
Transfer agent and registrar fees and expenses	5,000
Miscellaneous	82,000

Total	$2,082,586

Item 14.    Indemnification of Directors and Officers.

        Under Section 8.75 of the Illinois Business Corporation Act of 1983, or the IBCA, an Illinois corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        In addition, an Illinois corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

        Section 8.75 of the IBCA also provides that, to the extent that a present or former director, officer or employee of a corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in either of the foregoing paragraphs, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

        Our articles of incorporation and bylaws provide that, subject to the limits of applicable federal and state banking laws and regulations, we must indemnify each person who is or was a director or officer of the Company and each person who serves or served at the request of the Company as a director, officer or partner of another enterprise in accordance with, and to the fullest extent authorized by, the IBCA, as the same now exists or may be amended in the future.

        We have also obtained officers' and directors' liability insurance which insures against liabilities that officers and directors may, in such capacities, incur. Section 8.75 of the IBCA provides that an Illinois corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under the IBCA.

        Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated under certain circumstances to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

Item 15.    Recent Sales of Unregistered Securities.

        The following sets forth information regarding unregistered securities that were sold by the Company within the past three years.

        2013 Capital Raising Transactions.    On March 26, 2013, we issued 125,000 shares of common stock to a third party at a price of $16 per share. In addition, on June 28, 2013 we issued $8.0 million of 8.25% subordinated notes due 2021 to the same party, along with an eight-year detachable warrant for the purchase of 125,000 shares of common stock of the Company at an exercise price of $16.00 per share in exchange for aggregate consideration of $8.0 million. The securities were issued under an exemption from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving any public offering.

        Grant Park Bancshares, Inc. Acquisition.    On June 5, 2013, the Company issued an aggregate of 170,899 shares of our common stock to the shareholders of Grant Park Bancshares, Inc. as stock consideration in connection with the completion of the Company's merger with Grant Park Bancshares, Inc. No underwriters or placement agents were used in this transaction. The common stock was issued under an exemption from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving any public offering.

        Conversion of Preferred Stock.    On June 26, 2014, the Company issued 2,008,543 shares of common stock in connection with the conversion of $23.6 million of our Series C 9% Non-Cumulative Perpetual Convertible Preferred Stock. On December 31, 2014, the Company issued: (i) 1,039,823 shares of common stock in connection with the conversion of $22.5 million of our Series D 9% Non-Cumulative Perpetual Convertible Preferred Stock; (ii) 536,171 shares of common stock in connection with the conversion of $6.3 million of our Series E 9% Non-Cumulative Perpetual Convertible Preferred Stock; (iii) 231,375 shares of common stock in connection with the conversion of $5.0 million of our

Series F 9% Non-Cumulative Perpetual Convertible Preferred Stock; and (iv) 138,239 shares of common stock in connection with the payment of dividends of the preferred stock described herein. No underwriters or placement agents were used in this transaction. The common stock was issued under an exemption from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving any public offering.

        Common Stock Offering.    In November 2014, the Company issued an aggregate of 887,562 shares of our common stock to accredited investors. The cash proceeds from the sale of common stock were used primarily to fund a portion of the cash purchase price of the consideration to be paid in connection with the merger with Love Savings Holding Company. The aggregate offering price of the shares of common stock was $16,383,302. No underwriters or placement agents were used in this transaction. The common stock was issued under an exemption from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving any public offering.

        Love Savings Holding Company Acquisition.    On December 31, 2014, the Company issued an aggregate of 2,224,091 shares of our common stock to the shareholders of Love Savings Holding Company as stock consideration in connection with the completion of the Company's merger with Love Savings Holding Company. No underwriters or placement agents were used in this transaction. The common stock was issued under an exemption from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving any public offering.

        Subordinated Note Offering.    On June 4, 2015, the Company entered into several Subordinated Note Purchase Agreements with accredited institutional investors, pursuant to which the Company sold $15.0 million of 6.50% Subordinated Notes due June 18, 2025, and $35.325 million of Fixed-to-Floating Rate Subordinated Notes due June 18, 2025. On June 19, 2015, the Company entered into an additional Subordinated Note Purchase Agreement with an accredited institutional investor, pursuant to which the Company sold an additional $5.0 million of Fixed-to-Floating Rate Subordinated Notes due June 18, 2025. The aggregate offering price of the subordinated notes was $55.325 million, with aggregate placement agent commissions of $829,875. The subordinated notes were issued in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving any public offering. The placement agents for the private placement were Sandler O'Neill + Partners, L.P. and Keefe Bruyette & Woods, Inc.

Item 16.    Exhibits and Financial Statement Schedules.

(a)
Exhibits

        The exhibit index attached hereto is incorporated herein by reference.

(b)
Financial Statement Schedules

        All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Effingham, State of Illinois, on May 23, 2016.

MIDLAND STATES BANCORP, INC.
By:	/s/ LEON J. HOLSCHBACH
	Name:	Leon J. Holschbach
	Title:	Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LEON J. HOLSCHBACH Leon J. Holschbach	Director (Vice Chairman); Chief Executive Officer and President (principal executive officer)	May 23, 2016
/s/ JEFFREY G. LUDWIG Jeffrey G. Ludwig	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	May 23, 2016
* John M. Schultz	Director (Chairman)	May 23, 2016
* Deborah Golden	Director	May 23, 2016
* Jerry L. McDaniel	Director	May 23, 2016
* Jeffrey M. McDonnell	Director	May 23, 2016
* Dwight A. Miller	Director	May 23, 2016

Signature		Title	Date

* Richard T. Ramos		Director	May 23, 2016
* Laurence A. Schiffer		Director	May 23, 2016
* Robert F. Schultz		Director	May 23, 2016
* Thomas D. Shaw		Director	May 23, 2016
* Jeffrey C. Smith		Director	May 23, 2016
*	Pursuant to the power of attorney previously included in the registrant's registration statement on Form S-1 filed on April 11, 2016
By:	/s/ LEON J. HOLSCHBACH Leon J. Holschbach Attorney-in-fact

 EXHIBIT INDEX

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement.

2.1	*	Agreement and Plan of Merger, dated April 7, 2014, among Midland States Bancorp, Inc., HB Acquisition LLC and Love Savings Holding Company.†

2.2	*	Amendment to Agreement and Plan of Merger, dated November 6, 2014, among Midland States Bancorp, Inc., HB Acquisition LLC and Love Savings Holding Company.

3.1	*	Articles of Incorporation of Midland States Bancorp, Inc.

3.2	*	By-laws of Midland States Bancorp, Inc.

4.1	*	Specimen common stock certificate of Midland States Bancorp, Inc.

4.2	*	Stock Purchase Warrant of Midland States Bancorp, Inc., issued March 25, 2013.

The other instruments defining the rights of holders of the long-term debt securities of the Company and its subsidiaries are omitted pursuant to section (b)(4)(iii)(A) of Item 601 of Regulation S-K. The Company hereby agrees to furnish copies of these instruments to the SEC upon request.

5.1		Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP.

10.1	*	Registration Rights Agreement, dated January 18, 2011, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust (as amended by the Amendment Agreement, dated May 11, 2011, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust, included as Exhibit 10.2, and by Amendment No. 2 to Registration Rights Agreement, dated December 10, 2013, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust, included as Exhibit 10.3).

10.2	*	Amendment Agreement, dated May 11, 2011, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust.

10.3	*	Amendment No. 2 to Registration Rights Agreement, dated December 10, 2013, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust.

10.4	*	Transitional Employment Agreement, dated November 16, 2015, between Midland States Bancorp, Inc., Midland States Bank and Leon J. Holschbach.

10.5	*	Employment Agreement, dated as of December 1, 2010, between Midland States Bancorp, Inc., Midland States Bank and Jeffrey G. Ludwig.

10.6	*	Amendment No. 1 to Employment Agreement, dated as of February 2, 2016, between Midland States Bancorp, Inc., Midland States Bank and Jeffrey G. Ludwig.

10.7	*	Employment Agreement, dated as of December 1, 2010, between Midland States Bancorp, Inc., Midland States Bank and Douglas J. Tucker.

10.8	*	Midland States Bancorp, Inc. Omnibus Stock Ownership and Long-Term Incentive Plan.

10.9	*	Third Amendment and Restatement of Midland States Bancorp, Inc. 1999 Stock Option Plan.

10.10	*	Midland States Bancorp, Inc. Second Amended and Restated 2010 Long-Term Incentive Plan.

10.11	*	Deferred Compensation Plan for Directors and Executives of Midland States Bancorp, Inc. (as amended and restated effective December 31, 2015).

Exhibit Number		Description
10.12	*	Form of Incentive Stock Option Award Terms under the Midland States Bancorp, Inc. Amended and Restated 2010 Long-Term Incentive Plan.

10.13	*	Form of Non-Qualified Stock Option Award Terms under the Midland States Bancorp, Inc. Amended and Restated 2010 Long-Term Incentive Plan.

10.14	*	Form of Restricted Stock Unit Award Terms under the Midland States Bancorp, Inc. Amended and Restated 2010 Long-Term Incentive Plan.

10.15	*	Form of Restricted Stock Award Terms under the Midland States Bancorp, Inc. Amended and Restated 2010 Long-Term Incentive Plan.

10.16	*	Midland States Bancorp, Inc. Management Incentive Program.

10.17	*	Amended and Restated Midland States Bancorp, Inc. Employee Stock Purchase Plan, as amended.

10.18	*	Registration Rights Agreement, dated April 7, 2014, among Midland States Bancorp, Inc., Love Group, LLC, Love Real Estate Company, Bank of America and Andrew S. Love, Jr., as Trustees U/T/W of Andrew Sproule Love FBO Andrew Sproule Love, Jr., Love Investment Company, Andrew Sproule Love, Jr., as Trustee of The Love Family Charitable Trust, Andrew S. Love, Jr., Laurence A. Schiffer, James S. McDonnell III, and John F. McDonnell.

10.19	*	Indemnification Agreement, dated April 7, 2014, among Midland States Bancorp, Inc., Hallmark Investment Corporation, Love Group, LLC, Love Real Estate Company, Bank of America and Andrew S. Love, Jr., as Trustees U/T/W of Andrew Sproule Love FBO Andrew Sproule Love, Jr., Love Investment Company, Andrew Sproule Love, Jr., as Trustee of The Love Family Charitable Trust, Andrew S. Love, Jr., Laurence A. Schiffer, James S. McDonnell III, and John F. McDonnell.

10.20	*	Noncompetition Agreement, dated April 7, 2014, between Midland States Bancorp, Inc. and Andrew S. Love, Jr.

10.21	*	Noncompetition Agreement, dated April 7, 2014, between Midland States Bancorp, Inc. and Laurence A. Schiffer.

10.22	*	Shareholders' Agreement, dated April 7, 2014, among Midland States Bancorp, Inc., Love Group, LLC, Love Real Estate Company, Bank of America and Andrew S. Love, Jr., as Trustees U/T/W of Andrew Sproule Love FBO Andrew Sproule Love, Jr., Love Investment Company, Andrew Sproule Love, Jr., as Trustee of The Love Family Charitable Trust and Andrew S. Love, Jr.

10.23	*	Shareholders' Agreement, dated April 7, 2014, among Midland States Bancorp, Inc., James S. McDonnell III, and John F. McDonnell.

10.24	*	Supplemental Retirement Benefit Agreement, effective November 16, 2015, by and between Midland States Bancorp, Inc. and Leon J. Holschbach.

21.1	*	Subsidiaries of Midland States Bancorp, Inc.

23.1	*	Consent of KPMG LLP.

23.2	*	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included as part of Exhibit 5.1).

Exhibit Number		Description
24.1	*	Power of Attorney.

*
Previously filed

†
Schedules and/or exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a copy of any omitted schedule or exhibit to the SEC upon request.

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EXPLANATORY NOTE
PART II—INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX